Exhibit 1

BRITISH AMERICAN TOBACCO p.l.c.
NOTIFICATION IN ACCORDANCE WITH LISTING RULE 9.6.14R(2)

Notification is made in accordance with Listing Rule 9.6.14R(2) that Sue Farr, a Non-Executive Director of British American Tobacco p.l.c., has been appointed as a Non-Executive Director of Helical plc, a company listed on the London Stock Exchange Main Market, with effect from 5 June 2019.

B M Creegan
Deputy Secretary

5 June 2019

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